***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”) dated as of June 13, 2014 (the “Effective Date”), is entered into between SEQUENOM, INC., a Delaware corporation (“Sequenom”), having a place of business at 3595 John Hopkins Court, San Diego, California 92121, and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation (“Quest Diagnostics”), having a place of business at 3 Giralda Farms, Madison, New Jersey 07940. The parties hereby agree as follows:
1.DEFINITIONS.
For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:
1.“Affiliate” shall mean, with respect to a party, any Person that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls, directly or indirectly, more than thirty three percent (33%), or such lesser percentage as is the maximum allowed to be owned by a foreign Person in a particular jurisdiction, of the voting equity of the other Person (or other comparable interest for an entity other than a corporation).
2.“Annual Period” shall mean each of (a) the period commencing on the date of the First Commercial Sale and ending on the last day of the twelfth (12th) consecutive full calendar month thereafter, and (b) each period commencing on the first day after the end of the prior Annual Period and ending on the last day of the twelfth (12th) consecutive full calendar month thereafter.
3.“BU” shall mean the Trustees of Boston University.
4.“BU Agreement” shall mean the Amended and Restated License Agreement dated as of April 1, 2013, between BU and Sequenom (as amended or restated from time to time).
5.“cGMP” means current good manufacturing practices detailed in the United States Current Good Manufacturing Practices (21 CFR 200, 211 and 600).
6.“Challenge” shall mean, with respect to any patent rights, directly, (a) to assert in any filing with any court, patent office or other competent governmental authority that such patent rights are invalid or unenforceable, (b) to expressly in writing oppose the issuance of, or to challenge or seek to narrow the issued or applied for claims, scope or duration of, any claim of such patent rights, (c) to file for a declaratory judgment or similar relief that any product or service does not infringe any such patent rights or is licensed or otherwise authorized under this Agreement or otherwise, (d) to file for, or expressly in writing request, the declaration, initiation or continuation of an interference or derivative proceeding, opposition, reexamination, post-grant review or inter partes review (or their equivalents) of such patent rights, or (e) to intentionally assist or cooperate with any other Person to do any of the foregoing; but expressly excluding providing testimony or documents solely to the extent required by a duly authorized order of any court, patent office or other governmental authority of competent jurisdiction.
7.“CLIA” shall mean the United States Clinical Laboratory Improvement Amendments of 1988 (as amended from time to time).
8.“Combination Service” means a Service that is sold together in combination with one (1) or more diagnostic processes or services which are not Services.
9.“Commercially Reasonable Efforts” shall mean the level of efforts and resources typically devoted by other well-reputed prenatal diagnostic and/or screening test service providers (including, without limitation, providers of protein serum screening, karyotyping, QFPCR, FISH, etc. services) to similar diagnostic products and services.

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10.“Confidential Information” shall mean all information and data that (a) is provided by one party to the other party pursuant to this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.
11.“CUHK” shall mean the Chinese University of Hong Kong.
12.“CUHK Agreement” shall mean the License Agreement dated September 16, 2008, between CUHK and Sequenom (as amended or restated from time to time).
13.“Facilities” shall mean the CLIA laboratories at the facilities of Quest Diagnostics or its Affiliates located in the Territory specifically identified on Schedule 1.13, which may be amended from time to time by Quest Diagnostics in writing with the prior written consent of Sequenom, which consent shall not be unreasonably withheld.
14.“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.
15.“Field” shall mean the non-invasive detection and diagnosis of prenatal aneuploidy and fetal abnormalities by use of cell-free fetal nucleic acids from biological samples (including plasma, serum, whole blood and urine) obtained from pregnant women.
16.“First Commercial Sale” shall mean the first sale of a Service by Quest Diagnostics to customers who are not Affiliates.
17.[…***…]** ***Confidential Treatment Requested
18.“Isis” shall mean Isis Innovation Limited.
19.“Isis Agreement” shall mean the Agreement made on October 14, 2005, between Isis and Sequenom (as amended or restated from time to time).
20.“License Supported Patent Rights” shall mean, collectively, (a) all patent applications (including provisional patent applications) heretofore or hereafter filed in the world; (b) all patents that have issued or in the future issue in the world from any of such patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, substitutions, reissues, renewals, extensions, restorations or additions to any such patent applications and patents, in each case that (i) use or are supported by data and information derived from the use of the Licensed Patent Rights or (ii) use or are supported by data and information that are derived from the Validation Samples.
21.“Licensed Patent Rights” shall mean, collectively, Sequenom’s rights in (a) all patent applications (including provisional patent applications) heretofore or hereafter filed in the Territory; (b) all patents that have issued or in the future issue in the Territory from any of such patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, substitutions, reissues, renewals, extensions, restorations or additions to any such patent applications and patents, in each case of clause (a) through (c) that claim, and only to the extent they claim, compositions, uses, methods, equipment, devices and other technology for the use of cell-free fetal nucleic acids from biological samples (including plasma, serum, whole blood and urine) obtained from pregnant women for prenatal diagnostic testing by whole genome massively parallel sequencing, used in the performance of the MaterniT21 PLUS Test by Sequenom Laboratories as of the Effective Date, or any improvements to such test; provided, however, that the Licensed Patent Rights shall exclude any of the foregoing licensed by BU to Sequenom under the BU Agreement. The

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Licensed Patent Rights, as of the Effective Date, are the patent applications and patents listed on Exhibit A. Any additions to the Licensed Patent Rights after the Effective Date shall be Licensed Patent Rights hereunder, regardless of whether such Exhibit A has been amended.
22.“MaterniT21 PLUS Test” shall mean the laboratory-developed test for the non-invasive testing of a plasma sample from a pregnant woman for the detection and diagnosis of prenatal aneuploidy and/or fetal abnormalities by use of cell-free fetal nucleic acids, currently known as the MaterniT21 PLUS test, as performed by Sequenom Laboratories.
23.“Net Sales” shall mean:
(i)with respect to Services sold or performed individually, the sum of (a) the gross sales of Client-Billed Tests; (b) the gross sales of Patient-Billed Tests […***…]; and (c) the number of Third Party-Billed Tests multiplied by the Average Weighted Reimbursement; and
(ii)with respect to Combination Services, the sum of (a) the gross sales of Client-Billed Tests; (b) the gross sales of Patient-Billed Tests […***…]; and (c) the number of Third Party-Billed Tests multiplied by the Average Weighted Reimbursement, multiplied by the fraction A/A+B, where A is the list price of the Service sold separately during the royalty period in question, and B is the list price of the other included diagnostic processes or services which are not Services.
For purposes of this Section 1.23, “Client-Billed Tests” are those Reportable Results which are billed directly to physicians and physician groups; “Patient-Billed Tests” are those Reportable Results which are billed directly to patients; “Third Party-Billed Tests” are those Reportable Results which are billed directly to Medicare, Medicaid, Managed Care Fee-For-Service and Private Insurance; “[…***…]” means […***…]** ***Confidential Treatment Requested of gross sales; and “Average Weighted Reimbursement” means the rolling three month average reimbursement (including denials) broken down by Service and by Third Party.”
24.“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
25.“Reportable Result” shall mean the results of a Service that are (a) performed on behalf of a single patient from one or more Samples from such patient, (b) provided to such patient, its health care providers or payors, (c) intended to become part of the medical records of such patient, and (d) for use in the Field.
26.“Regulatory Approvals” shall mean all licenses, permits, authorizations and approvals of, and all registrations, filings and other notifications to, any governmental or regulatory authority in the Territory that are necessary (a) to develop and perform the Services solely at the Facilities, or (b) to use, offer for sale and sell to Third Parties the Services solely in the Territory.
27.“Royalty Term” shall mean the period beginning on the date of the First Commercial Sale and continuing for the term for which a Valid Claim remains in effect and would be infringed by such Valid Claim in an issued patent, or covered by such Valid Claim of a pending patent application, by the performance of the Services at the Facility or the use, offer for sale or sale of the Service in the Territory.
28.“Sample” shall mean a biological sample (including plasma, serum, whole blood and urine) obtained (i) by a duly licensed or authorized physician or other healthcare professional located in the Territory and (ii) from a pregnant human patient located in the Territory, in the case of (i) and (ii), to the […***…].
29.“Services” shall mean a laboratory-developed test at a Facility for the non-invasive testing of a Sample for use in the Field and the provision of a Reportable Result therefrom which, if performed, used, offered for sale or sold in the Territory, would infringe a Valid Claim but for the license granted by this Agreement.

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30.“Sequenom In-Licenses” shall mean each license, sublicense or other agreement under which Sequenom has acquired, or hereafter acquires, rights to the Licensed Patent Rights. The Sequenom In-Licenses, as of the Effective Date, are listed on Schedule 1.30 hereto, as such Schedule 1.30 may be updated from time-to-time by Sequenom.
31.“Territory” shall mean the United States of America and its territories, Mexico, Canada and India.
32.“Third Party” shall mean any Person other than Sequenom, Quest Diagnostics and their respective Affiliates.
33.“Third Party Royalties” shall mean any royalties actually paid by Quest Diagnostics to any Third Party in consideration for a license under any issued patent in the Territory owned by such Third Party that is necessary for Quest Diagnostics to exercise its license rights hereunder (a) to perform the Services solely at the Facilities, or (b) to use, offer for sale and sell to Third Parties the Services solely in the Territory, in each case solely to the extent such issued patent would be infringed by the performance of the MaterniT21 PLUS Test by Sequenom Laboratories as of the Effective Date, or any improvements by Sequenom to the MaterniT21 PLUS Test in the future.
34.“Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights which has not been held revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Licensed Patent Rights which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.
35.“Validation Parallel Run Samples” shall mean approximately […***…]** ***Confidential Treatment Requested biological samples to be provided to Sequenom by Quest Diagnostics to perform the Validation Parallel Run as specified in Section 3.4.2 below.
36.“Validation Samples” shall mean approximately (but not to exceed) […***…] abnormal biological samples, that comprise a representative subset of the total samples, that Sequenom used to validate the MaterniT21 PLUS Test, and including samples that are representative of the content that is identified in the latest version of the MaterniT21 PLUS Test immediately prior to the anticipated First Commercial Sale.
2.REPRESENTATIONS AND WARRANTIES.
1.By Each Party. Each party represents and warrants to the other party as follows:
1.Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
2.Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
3.Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.
4.No Conflict. To each party’s actual knowledge, the execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.
2.By Sequenom. Sequenom represents and warrants to Quest Diagnostics, as of the Effective Date, as follows:

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1.Licensed Patent Rights. Sequenom has the necessary rights in the Licensed Patent Rights to make the license grant set forth in Section 3.1 below and to perform its obligations as set forth in this Agreement. Other than as disclosed by Sequenom prior to the Effective Date, Sequenom has not received written notice of any claim or threat of a claim by a Third Party that (a) the performance of the MaterniT21 PLUS Test by Sequenom Laboratories as of the Effective Date infringes one or more claims of an unlicensed issued patent owned or controlled by a Third Party, or (b) one or more of the Licensed Patent Rights is invalid.
2.BU Patent Rights. No patent rights licensed by BU to Sequenom pursuant to the BU Agreement are required to permit the performance by Sequenom Laboratories of the MaterniT21 PLUS Test, as performed as of the Effective Date.
3.By Quest Diagnostics. Quest Diagnostics represents and warrants to Sequenom, as of the Effective Date and at all times during the term of this Agreement, that it will not market the Services outside of the Territory.
4.DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SEQUENOM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED PATENT RIGHTS OR ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.
3.license.
1.License Grant to Quest Diagnostics. On the terms and conditions of this Agreement, Sequenom hereby grants to Quest Diagnostics a royalty-bearing, non-exclusive license (without the right to grant or authorize sublicenses) under the Licensed Patent Rights (a) to develop and perform the Services solely at the Facilities, and (b) to use, and offer for sale and sell the Services to Third Parties solely in the Territory. Except as expressly set forth in this Agreement, Quest Diagnostics shall not use (or purportedly grant or authorize any other Person to use) the Licensed Patent Rights for any other use.
2.License Grantback to Sequenom. Quest Diagnostics hereby grants to Sequenom a royalty-free, perpetual, irrevocable, nonexclusive, worldwide license (with the right to grant sublicenses) under the License Supported Patent Rights for use in the Field.
3.No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.
4.Provision of Validation Samples and Validation Parallel Run Samples.
1.Validation Samples. In connection with the activities contemplated by this Agreement, Sequenom shall provide to Quest Diagnostics the Validation Samples. Except as otherwise set forth in this Agreement, all Validation Samples shall be and remain the sole property of Sequenom, and Quest Diagnostics shall use the Validation Samples solely in furtherance of the activities expressly contemplated by this Agreement, shall not use or transfer the Validation Samples to or for the benefit of any Third Party without the prior express written consent of Sequenom, and shall use the Validation Samples in compliance with all applicable laws and regulations. Sequenom will provide its results for these Validation Samples at […***…]** ***Confidential Treatment Requested (“Validation Sample Data”), so that a comparison of results can be made for cross-validation between the MaterniT21 PLUS Test and the Service. Sequenom represents and warrants that it is not aware of any circumstance, including but not limited to any restrictions placed on the use of the Validation Samples by any institutional review boards, that would prevent it from transferring the Validation Samples to Quest Diagnostics for the purposes described in this Agreement. Sequenom will provide the Validation Samples to Quest Diagnostics according to the terms of this Agreement and be solely responsible for the proper delivery and transport of the Validation Samples to Quest Diagnostics in compliance with all applicable international, federal, state

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and local laws, regulations, and standards for the shipment and transportation of biological specimens from their point of origin to Quest Diagnostics’ laboratory in San Juan Capistrano, California.
2.Validation Parallel Run Samples. Quest Diagnostics shall provide to Sequenom the Validation Parallel Run Samples at no charge to Sequenom. Except as otherwise set forth in this Agreement, all Validation Parallel Run Samples shall be and remain the sole property of Quest Diagnostics, and Sequenom shall use the Validation Parallel Run Samples solely for purposes of conducting a parallel run of the MaterniT21 PLUS Test to cross-validate the Service (“Validation Parallel Run”), and Sequenom shall not use or transfer the Validation Parallel Run Samples to or for the benefit of any Third Party without the prior express written consent of Quest Diagnostics, and shall use the Validation Parallel Run Samples in compliance with all applicable laws and regulations. Sequenom will provide its results for these Validation Parallel Run Samples (the “Validation Parallel Run Data”) to Quest Diagnostics at […***…], and such results shall be the sole property of Quest Diagnostics. Quest Diagnostics represents and warrants that it is not aware of any circumstance, including but not limited to any restrictions placed on the use of the Validation Parallel Run Samples by any institutional review boards, that would prevent it from transferring the Validation Parallel Run Samples to Sequenom for the purposes described in this Agreement. Quest Diagnostics will provide the Validation Parallel Run Samples to Sequenom according to the terms of this Agreement and be solely responsible for the proper delivery and transport of the Validation Parallel Run Samples to Sequenom in compliance with all applicable international, federal, state and local laws, regulations, and standards for the shipment and transportation of biological specimens from their point of origin to Sequenom’s laboratory in San Diego, California.
3.Sequenom shall invoice Quest Diagnostics for (i) a processing and handling fee of […***…]** ***Confidential Treatment Requested per sample for processing and providing each Validation Sample provided to Quest Diagnostics hereunder, and (ii) a services fee of […***…] per each MaterniT21 PLUS Test run on each Validation Parallel Run Sample, and Quest Diagnostics shall pay the amounts so invoiced within […***…] days after the date of such invoice.
4.Quest Diagnostics shall have the right to use the Validation Sample Data, the Validation Parallel Run Data, and any data, information or other results derived from use of the Validation Sample Data, Validation Parallel Run Data and/or Validation Samples (collectively, “Data”) solely for the purpose of exercising its license rights under this Agreement during the term of this Agreement, and shall not use (or authorize or permit the use of) any of the foregoing for any other purpose. Notwithstanding the foregoing, Quest Diagnostics shall have the right to continue to use the Data (i) upon expiration of the Agreement and (ii) upon termination of the Agreement for uncured breach of the Agreement by Sequenom. In addition, any data sets among the Data which are published into the public domain (without violating the terms of this Agreement) by either party shall no longer be Confidential Information hereunder and Quest Diagnostics shall have the right to use such data sets for any purpose.
5.EXCEPT AS OTHERWISE SPECIFIED IN THIS SECTION 3.4, THE VALIDATION SAMPLES AND VALIDATION PARALLEL RUN SAMPLES ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE VALIDATION SAMPLES WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.
4.financial terms.
1.Royalties.
1.Calculation of Royalties. Subject to the terms and conditions of this Agreement, during the Royalty Term, Quest Diagnostics shall pay to Sequenom royalties equal to the greater of (a) […***…] of Net Sales of each Reportable Result, or (b) […***…] per each Reportable

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Result (the “Royalty”). The Royalty amount specified in clause (b) above shall remain the same for the first five  (5) years of this Agreement, after which period, the Royalty amount specified in clause (b) above shall increase one time per Annual Period by a percentage equal to the increase in the Consumer Price Index for All Urban Consumers (CPI-U), All Items (as published by the United States Department of Labor, Bureau of Labor Statistics) (“CPI”) for the most recent twelve (12) months for which data is then available, beginning with the start of the sixth Annual Period, and continuing thereafter on the start of each Annual Period thereafter. In no event shall the Royalty amount specified in clause (b) above increase in any Annual Period by more than […***…]** ***Confidential Treatment Requested
2.Third Party Royalties. If Quest Diagnostics is required to pay any Third Party Royalties […***…] for the sale of Services in any country in the Territory in any calendar quarter, then Quest Diagnostics shall have the right to deduct the amount of such Third Party Royalties from the amount of the Royalty (if any) owing to Sequenom under Section 4.1.1 for the sale of such Services in such country in the Territory in such calendar quarter; royalty payments due Sequenom (if applicable) for that specific Service; provided, however, that Quest Diagnostics shall not reduce the amount of the Royalties owing under Section 4.1.1 for the sale of such Services in such country in the Territory in such calendar quarter, by reason of the application of this Section 4.1.2 by more than […***…] of the amount of the Royalties that would have been owing under Section 4.1.1 for the sale of such Services in such country in the Territory in such calendar quarter before giving effect to the application of this Section 4.1.2.
2.Royalty Reports.
1.Within thirty (30) days following the First Commercial Sale of a Service in the Territory, Quest Diagnostics shall give written notice to Sequenom thereof.
2.Within sixty (60) days after the end of each calendar quarter following the First Commercial Sale of a Service in the Territory by Quest Diagnostics, Quest Diagnostics shall prepare and provide Sequenom with a written report showing in reasonably specific detail, (a) the number of sales of each Service, and gross sales of each Service sold by Quest Diagnostics during such calendar quarter and the calculation of Net Sales from such gross sales; and (b) the calculation of the Royalties, if any, which shall have accrued based upon such number of sold Services or Net Sales, as applicable.
3.All royalties shown to have accrued by each royalty report provided under this Section 4.2 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.
3.Records and Audits.
1.Quest Diagnostics shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales, and the number of Services sold to enable the royalties payable to be determined.
2.Upon the written request of Sequenom and not more than once in each calendar year, Quest Diagnostics shall permit an independent certified public accounting firm, selected by Sequenom and reasonably acceptable to Quest Diagnostics, at Sequenom’s expense, to have access during normal business hours to such records of Quest Diagnostics as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Sequenom whether the reports are correct and the specific details of any discrepancies. If such accounting firm concludes that additional royalties were owed during the audited period, Quest Diagnostics shall pay such additional royalties within thirty (30) days of the date Sequenom delivers to Quest Diagnostics such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Sequenom; provided, however, if the audit discloses that the aggregate royalties payable by Quest Diagnostics for such period are greater than […***…]** ***Confidential Treatment Requested and more than […***…] of the royalties actually paid for such period, then Quest Diagnostics shall pay the reasonable fees and expenses charged by such accounting firm. Sequenom shall treat all financial information subject to review under this Section 4.3 as

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confidential, and shall cause its accounting firm to retain all such financial information in confidence. If such accounting firm concludes that Quest Diagnostics paid more in royalties hereunder than were actually owed, any such overage amount shall be credited to Quest Diagnostics against future royalty amounts which may accrue, or if the Agreement is terminated or expires before such credit is expended, shall be reimbursed to Quest Diagnostics within thirty (30) days of such termination or expiration.
3.Sequenom shall treat all financial information subject to review under this Article 4 as Confidential Information pursuant to Article 6.1 below, and shall cause its accounting firm to retain all such financial information in confidence.
4.Payment Method. All payments by Quest Diagnostics to Sequenom hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Sequenom to Quest Diagnostics.
5.development AND COMMERCIALIZATION.
1.Responsibility. As between the parties, Quest Diagnostics shall be solely responsible, at its sole expense, for developing, obtaining and maintaining any and all applicable Regulatory Approvals for, promoting, marketing, selling and commercializing Services in the Field in the Territory on the terms and conditions of this Agreement.
2.Diligence. Quest Diagnostics shall use Commercially Reasonable Efforts (a) to develop and obtain any and all applicable Regulatory Approvals for Services in the Field in the Territory, and (b) following such Regulatory Approvals, to promote, market, sell and commercialize Services in the Field in the Territory. Without limiting the generality of the foregoing, Quest Diagnostics shall achieve First Commercial Sale of Services in the Field in the Territory not later than […***…] months after the Effective Date.
3.Branding and Marking. Quest Diagnostics shall market and commercialize Services under the name of Quest Diagnostics as the selling party, and shall not in any way create any impression that Sequenom is the seller of Services commercialized by Quest Diagnostics pursuant to this Agreement; provided, however, that Quest Diagnostics may acknowledge the use of include Sequenom’s Licensed Technology in marketing materials used by Quest Diagnostics as may be mutually agreed by the parties in writing prior to creation or use of any marketing materials or any other commercial activities by Quest Diagnostics with respect to Services. Quest Diagnostics shall mark or otherwise identify all Services as required by applicable patent laws and shall include a reference that the Services are covered by the Licensed Patent Rights.
4.Compliance with Applicable Laws. Quest Diagnostics shall conduct all of its activities in connection with this Agreement (including, without limitation, developing, obtaining any and all applicable Regulatory Approvals, promoting, marketing, performing, selling and commercializing Services) in accordance with all applicable laws, rules and regulations, cGMP and the highest professional standards.
6.Patent Rights.
1.Prosecution and Maintenance. As between the parties, Sequenom shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain Licensed Patent Rights, and Quest Diagnostics shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain License Supported Patent Rights. Each party shall have the right to prepare, prosecute and maintain such patent rights, including without limitation the right to abandon claims, patent applications or patents, as it determines in its sole discretion.
2.Enforcement. As between the parties, Sequenom shall have the sole right, at its expense, to enforce the Licensed Patent Rights, and Quest Diagnostics shall have the sole right, at its expense, to enforce the License Supported Patent Rights.

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7.CONFIDENTIALITY.
1.Confidentiality. During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.
2.Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed in writing upon a press release to be jointly issued by the parties (the “Press Release”), and such Press Release, or excerpts therefrom, may be used as needed to describe the terms and conditions of this transaction without the prior consent of the other party.
3.Permitted Disclosures. The confidentiality obligations under this Section 7 shall not apply to the extent that a party is required to disclose information by applicable law, regulation, court or administrative order or rules of a stock exchange or automated quotation system (in each case as determined by such party’s legal counsel); provided, however, that such party shall provide advanced written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof (if applicable).
4.Equitable Relief. Each party hereby acknowledges and agrees that, in the event of any breach or threatened breach of this Section 7 by a party, the disclosing party may suffer irreparable injury for which damages at law may not be an adequate remedy. Accordingly, without prejudice to any other rights and remedies otherwise available to the disclosing party, the disclosing party shall be entitled to seek equitable relief, including injunctive relief and specific performance, for any breach or threatened breach of this Section 7 by such other party, its Affiliates, or any of its or their employees, directors, officers, members, agents, or representatives.
5.Non-Use of Names. Except as expressly permitted in this Agreement, neither party shall make any public announcement, issue any press release or publish any study (collectively, all such communications, “Publication”) which includes the name of the other party or any of its Affiliates, or otherwise use the name or names of the other party or any of their employees or any adaptation, abbreviation or derivative of any of them, without the prior written permission of such other party, except as may be required by applicable law, regulation, court or administrative order or rules of a stock exchange or automated quotation system (in each case as determined by such party’s legal counsel).
8.indemnification AND INSURANCE.
1.Indemnification.
1.By Quest Diagnostics. Quest Diagnostics shall indemnify and hold harmless Sequenom, its Affiliates and its and their respective directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”), resulting from any claims, demands, actions or other proceedings by any

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Third Party to the extent resulting from (a) the breach of any representation, warranty or covenant by Quest Diagnostics under this Agreement; (b) the use of the Licensed Patent Rights by Quest Diagnostics; or (c) the development, performance, promotion, marketing, offering for sale, sale or other commercialization of Services, except to the extent such Losses arise out of the negligence or willful misconduct of Sequenom, or any acts or omissions of Sequenom which are a breach of this Agreement.
2.By Sequenom. Sequenom shall indemnify and hold harmless Quest Diagnostics, its Affiliates and its and their respective directors, officers, employees and agents, from and against all Losses, other than Third Party Royalties which shall be governed by Section 4.1.2 above, resulting from any claims, demands, actions or other proceedings by any Third Party to the extent resulting from (a) the breach of any representation, warranty or covenant by Sequenom under this Agreement, except to the extent such Losses arise out of the negligence or willful misconduct of Quest Diagnostics, or any acts or omissions of Quest Diagnostics which are a breach of this Agreement, or (b) any legal action in a court of competent jurisdiction in the United States […***…], by Quest Diagnostics’ exercise of the Licensed Patent Rights (i) to perform the Services solely at the Facility, or (ii) to use, offer for sale and sell to Third Parties the Services solely in the Territory, in each case solely to the extent such […***…]** ***Confidential Treatment Requested as of the Effective Date. Notwithstanding anything to the contrary in this Agreement, Sequenom’s maximum liability to Quest Diagnostics under this Section 8.1.2 (including without limitation for attorneys’ fees and costs) shall not exceed (A) […***…] with respect to any such acts of alleged infringement occurring prior to the first anniversary of First Commercial Sale, and (B) […***…] in the aggregate.
2.Procedure. If a party (an “Indemnitee”) intends to claim indemnification under this Section 8, it shall notify the other party (the “Indemnitor”) in writing within thirty (30) days of receipt of notice of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right, but not the obligation, to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The parties shall mutually agree upon monetary settlement terms with respect to any claim of indemnity pursuant to this Section 8. The obligations of this Section 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnitee shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 8.
3.Insurance. Quest Diagnostics shall maintain insurance, including product liability insurance, or the self-insured equivalent thereof, with respect to its activities under this Agreement regarding Services in such amounts as it customarily maintains with respect to similar activities for its other services, but not less than such amount as is reasonable and customary in the industry. Quest Diagnostics shall maintain such insurance or the self-insured equivalent for so long as it continues its activities under this Agreement, and thereafter for so long as it customarily maintains insurance for itself covering similar activities for its other services.
9.TERM AND TERMINATION.
1.Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 9, shall continue in effect until the last to expire of the Licensed Patent Rights.
2.Termination for Breach. If a party has materially breached this Agreement, and such material breach shall continue for sixty (60) days after written notice of such breach was provided to

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the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such thirty (30) day period.
3.Termination Upon Challenge. If Quest Diagnostics or any of its Affiliates Challenges any of the Licensed Patent Rights, then unless, within thirty (30) days after written notice thereof by Sequenom, Quest Diagnostics withdraws or causes to be withdrawn all such Challenges, this Agreement automatically shall terminate upon the expiration of such thirty (30) day period.
4.Termination for Convenience. Quest Diagnostics may terminate this Agreement, in its sole discretion, upon ninety (90) days prior written notice to Sequenom.
5.Effect of Expiration or Termination.
1.Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, Sections 2.3, 3.2, 3.4.4, 4.3, 6, 7, 8, 9.5 and 10 shall survive any expiration or termination of this Agreement.
2.Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.
10.miscellaneous.
1.Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.
2.Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
3.Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.3 shall be void.
4.Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby. Neither party shall have any right or authority to commit or legally bind the other in any way whatsoever including, without limitation, the making of any agreement, representation or warranty.
5.Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
6.Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

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If to Sequenom:        Sequenom, Inc.
3595 John Hopkins Court
San Diego, California 92121
Attn: Chief Executive Officer
With a copy to:        Sequenom, Inc.
3595 John Hopkins Court
San Diego, California 92121
Attention: General Counsel
If to Quest Diagnostics:    Quest Diagnostics Incorporated
3 Giralda Farms
Madison, New Jersey 07940
Attn: General Counsel
With a copy to:        Quest Diagnostics Incorporated
33608 Ortega Highway
San Juan Capistrano, California 92675
Attn: Chief Intellectual Property Counsel
7.Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions (including without limitation the actions of any regulatory or governmental body), or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.
8.No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.8 SHALL LIMIT OR RESTRICT (A) THE LIABILITY OF A PARTY FOR A BREACH OF ITS OBLIGATIONS UNDER SECTION 6.1, OR (B) THE INDEMNIFICATION OBLIGATIONS OF A PARTY UNDER SECTION 8. EACH PARTY’S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID (OR PAYABLE) BY LICENSEE UNDER THIS AGREEMENT.
9.Sequenom In-Licenses. Notwithstanding anything to the contrary in this Agreement, the grant of rights by Sequenom under this Agreement shall be subject to and limited in all respects by the terms of the applicable Sequenom In-License(s) pursuant to which Sequenom acquired Licensed Patent Rights, and all rights or sublicenses granted under this Agreement shall be limited to the extent that Sequenom may grant such rights and sublicenses under such Sequenom In-Licenses. Sequenom shall provide a copy of each such Sequenom In-License to Quest Diagnostics, redacted as necessary, to permit compliance with this Section 10.9. Sequenom shall have the right to amend, modify or terminate any Sequenom In-License as it determines in its sole discretion, and shall provide a copy of such amended or modified Sequenom In-License, if applicable, and update Schedule 1.30 accordingly.
10.Foreign Corrupt Practices Act. In the performance of its obligations under this Agreement, Quest Diagnostics shall not take any action or otherwise act in any manner reasonably likely to render Sequenom liable for a violation of the FCPA, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political

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party or instrumentality thereof in order to assist Quest Diagnostics in obtaining or retaining business (or otherwise breach any other applicable laws relating to bribery and corruption).
11.Complete Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.
12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement. Execution of this Agreement may be accomplished via facsimile or via email exchange of signed PDF execution copies.
13.Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
14.Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.
IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

SEQUENOM, INC.
By:    /s/ William J. Welch
Name:    William J. Welch
Title:    President & Chief Financial Officer

QUEST DIAGNOSTICS INCORPORATED
By:    /s/ Wilson R. Conde
Name:    Wilson R. Conde
Title:    Vice President, Specialty Sales
& Clinical Franchise Business Development
Quest Diagnostics Incorporated

EXHIBIT A

LICENSED PATENT RIGHTS

[…***…]** ***Confidential Treatment Requested

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Schedule 1.13

Facilities

Quest Diagnostics Nichols Institute: 33608 Ortega Highway, San Juan Capistrano, California 92675

Quest Diagnostics Chantilly: 14225 Newbrook Dr, Chantilly, Virginia 20151

Quest Diagnostics Massachusetts LLC: One Biotech, 365 Plantation Street, Worcester, Massachusetts 01605

Schedule 1.30

Sequenom In-Licenses

The CUHK Agreement

The Isis Agreement

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